Exhibit 99.1

INSPIRED REPORTS SECOND QUARTER 2019 RESULTS

•	Acquisition of Novomatic UK’s Gaming Technology Group (“NTG”) Remains on Track to Close During the Third Quarter of 2019, Subject to Regulatory Approval, with Committed Financing Expected to Decrease Cost of Debt Capital
•	Contract Extension with William Hill, Through 2022
•	$6.8 Million Net Cash Provided by Operating Activities Less Cash from Investing Activities
•	Results from April Implementation of £2 Stake Limit in the UK In Line with Expectations

New York, New York, August 12, 2019 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the three-month period ended June 30, 2019.

Total Revenue for the three months ended June 30, 2019 was $26.7 million, a year-over-year decrease of $10.2 million, or 27.6%, on a reported basis, and $8.7 million, or 23.6%, on a functional currency (£) at constant rate basis. Adjusted EBITDA for the three months ended June 30, 2019 was $8.9 million, a year-over-year decrease of 42.8% on a reported basis and 39.7% on a functional currency at constant rate basis.

As expected, the Company’s Revenue and Adjusted EBITDA1 were negatively impacted by the implementation of the new reduction in maximum B2 stakes to £2 in the UK LBO market implemented on April 1, 2019 (the “Triennial Implementation”), which caused a decrease of $5.5 million in Revenue and $4.0 million in Adjusted EBITDA. Excluding the Triennial Implementation, Revenue and Adjusted EBITDA would have been more in line with the previous quarter’s Revenue and Adjusted EBITDA.

“The impact of the Triennial Implementation (which began on April 1, 2019) was in line with our expectations,” said Lorne Weil, Executive Chairman of Inspired. “We believe we’ve taken much of the hit on the loss of revenue in the second quarter with very little mitigation so far. We’ve actually begun to see the revenue creep back up, with Gross win per unit per day improving from 44.5% decline in April to a 38.0% decline in June. This trend has continued thus far in the third quarter and we anticipate the trend will be more pronounced with the acceleration of shop closures and the restructuring mitigation. We remain confident in our plan to manage the effect of this regulatory change and we believe the ultimate projected impact on our Adjusted EBITDA should be at the lower end of the range of our guidance of approximately $10 million to $11 million annually on a steady state basis.”

Weil continued, “Looking forward, we are extremely focused and encouraged by our business development opportunities across a number of key territories that we believe will help offset the impact of the Triennial Implementation. We have recently signed an extension with William Hill, our largest customer, through 2022, and were awarded 580 additional terminals in Greece, 380 of which will be our brand new Valor™ VIP cabinet, which is getting rave reviews. We continue to see positive momentum in our North American business with new Virtual Sports and Interactive agreements in Canada and progress on our initial terminal placements anticipated in the fourth quarter. We have also deployed several interactive content launches, all while generating significant free cash flow.”

1 The financial measures “Adjusted EBITDA” and “Adjusted EBITDA margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

“We also see our pending transformational acquisition of NTG, which is on track to close in the third quarter, subject to regulatory approval, as a huge catalyst in our business, dramatically increasing our size, scope and scale and augmenting the existing growth trends for our Company. In summary, we believe that by the end of 2019/beginning of 2020 we should have mitigated the impact of the Triennial Implementation to a level at or below our earlier forecasts, added new organic Adjusted EBITDA at least equal to the Triennial Implementation impact, completed the NTG acquisition and begun to realize the benefits of synergy. This would take our profitability to an entirely new level and provide a platform for continued growth thereafter,” concluded Mr. Weil.

Summary of Consolidated Second Quarter 2019 Financial Results (unaudited)
					Functional
	Qtr Ended			Currency	Currency
	June 30		Change	Movement	Growth
	2019	2018	(%)	2019	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$ 26.7	$ 36.9	-27.6%	$ (1.5)	-23.6%
Net operating (loss) income	$ (4.5)	$ 1.6	NM2	$ 0.3	NM
Net (loss)	$ (10.7)	$ (4.0)	NM	$ 0.7	NM
Net (loss) per diluted share	$ (0.48)	$ (0.19)	NM
Non-GAAP Financial Measures[1]:
Adjusted Revenue	$ 26.7	$ 36.5	-26.8%	$ (1.5)	-22.8%
Adjusted EBITDA	$ 8.9	$ 15.5	-42.8%	$ (0.5)	-39.7%
[1]Reconciliation to GAAP shown below. [2]Percentage change is not meaningful.

Recent Highlights

Financial

•	Definitive Agreement to Acquire Novomatic UK’s Gaming Technology Group – During the second quarter, the Company announced a definitive agreement to acquire NTG, a leading supplier of Category B3, C and D gaming terminals to pubs, arcades, motorway service areas and holiday resorts in the UK, in a cash transaction for the EUR equivalent of US$120.0 million. Acquisition combines highly complementary, but largely non-overlapping businesses.
•	Debt Refinancing – In conjunction with the proposed acquisition, Inspired is expected to refinance its existing indebtedness with a new £220 million GBP-equivalent term loan and £20 million revolving credit facility. Inspired has obtained committed financing for the transaction, which is expected to result in a reduction in cost of debt capital.

Server Based Gaming (“SBG”)

•	End of Period Installed Base Increased 7.7% Year Over Year – Installed terminal base at the end of the period increased to 35,077 due to terminal rollout in Greece over the last 12 months, and growth from new contract awards in the UK Licensed Betting Office (“LBO”) estate
•	Secured Contract Extension with William Hill – Signed contract extending William Hill contract through 2022 with limited machine capex requirements.
•	Awarded an Additional 580 VLTs in Greece – Following this award, Inspired is contracted to provide a total of 8,940 VLTs to OPAP, including 380 new VALOR VIP™ terminals. Due to certain legislation (now resolved), the rollout into Greece remained flat during the period with over 7,300 Inspired machines deployed.
•	Contract with BGT to Purchase Excess B2 Machines in the UK – BGT has agreed to purchase nearly 1,000 of Inspired’s used SBG terminals that have been displaced due to shop closures in the UK LBO market and repurpose them as SSBTs in other markets.

Virtual Sports

•	Additional Virtual Sports Operators – Number of Virtual Sports operators increased to 105 live worldwide (as of June 30, 2019), up 10.5% from the same time last year.
•	New Virtual Sports Channels Deployed – Betfred launched Rush Bingo™ on a dedicated channel to approximately 1,600 venues, Boylesports deployed a fourth channel of Virtual Sports in Ireland, Danske Spil added two more channels of Virtual Sports content and Superbet started Rush Football 2® in Romania. Ladbrokes Coral began trialing two new Virtual Sports channels with a new event beginning every minute all day on dedicated screens in July.
•	Additional Interactive Virtual Sports Launched –BetStars launched three new channels of Inspired’s Virtual Sports content in June and bet365 is now up to 20 channels of Virtual Content, including a second channel of cricket, in time for the Cricket World Cup in July, and two new channels of Football.
•	Inspired Named Virtual Supplier of the Year – EGR recognized Inspired as the Virtual Supplier of the Year at the EGR B2B Awards in June.

Interactive

•	Number of Live Interactive Customers Increased to 40 – Four new Interactive customers launched during the quarter, including in New Jersey and in the UK.
•	Signed Contract with Loto-Quebec to Provide Interactive and On-Demand Virtual Sports – Subsequent to the end of the quarter, the Company announced a new Interactive contract to supply Virtual Sports on demand, slots and table content to Loto-Quebec.
•	Global Agreement with SBTech to Integrate Inspired’s RGS Casino Content onto the SBTech Platform – Following the platform integration, SBTech platform operators will have access to Inspired’s on demand Virtual Sports and casino content.

“Integration planning exercises associated with our pending NTG acquisition are going very well,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “We have a good track record of growing Inspired’s margins and we believe we can achieve $12.3 million to $13.3 million of annualized synergies within the first six months of this integration in addition to bringing down the cost of our debt.”

Management Outlook and Commentary

Management remains confident in its plan to manage the Triennial Implementation and now believes the ultimate projected impact on Adjusted EBITDA should be at the lower end of the range of approximately $10 million to $11 million annually on a steady state basis, assuming exchange rates remain stable. Outside of the UK FOBT business, management anticipates growth across its business units and more meaningful contributions from its North American business in the fourth quarter of 2019.

Overview of Second Quarter Results

SBG service revenue declined by $7.2 million, or 29.5%, on a functional currency at constant rate basis, driven mainly by the decrease in revenue in the UK LBO market of $5.5 million caused by the Triennial Implementation, which resulted in a 41.1% year-over-year decline in UK LBO Customer Gross win per unit per day. Additionally, there was a decrease in revenue in Greece of $1.9 million driven by a reduction in software license sales of $3.6 million, partly offset by the rollout of terminals which drove additional income of $1.7 million. Revenue in the Italian market increased by $0.2 million due to $0.3 million of license sales, partly offset by an increase in the tax rate.

SBG hardware revenue decreased by $1.3 million to $1.1 million, on a functional currency at constant rate basis, due to lower hardware sales in the UK market of $1.7 million, partly offset by higher Flex terminal sales of $0.3 million ($0.4 million of the prior year sales were all at nil margin) and Electronic Table Game (“ETG”) sales of the Sabre Hydra™ terminal of $0.1 million.

Virtual Sports revenue decreased by $0.2 million, or 1.9%, on a functional currency at constant rate basis, primarily driven by a $0.5 million reduction in revenue due to a rephasing of the annual contract with a major customer, however, the contract has been extended for a further two-year term and the Company expects to see some benefit in the fourth quarter. Revenue was also impacted by $0.3 million of long-term Virtual Sports licenses that have now been fully amortized. This was partly offset by revenue growth in the UK Retail of $0.1 million, including revenue from the migration of B2 players due to the Triennial Implementation, growth in Belgium Retail of $0.1 million, growth in Scheduled Online Virtual Sports of $0.2 million, and growth in other existing customers and new customer launches in Retail in the rest of the world of $0.2 million. Therefore, Virtual Sports underlying revenue increased by $0.5 million.

SG&A expenses decreased by $2.5 million, or 16.3%, on a reported basis, to $12.8 million. This decrease was driven by staff-related cost savings (made in conjunction with the Triennial Implementation) of $1.5 million, a decrease in the costs of group restructure of $0.4 million (removed from Adjusted EBITDA), facilities cost savings of $0.4 million and IT-related cost savings of $0.3 million. This was partly offset by a decrease in net labor capitalization and manufacturing recoveries of $1.0 million due to lower headcount, mix of projects and lower factory throughput.

Adjusted EBITDA for the three months ended June 30, 2019 was $8.9 million, a year-over-year decrease of 42.8% on a reported basis and 39.7% on a functional currency at constant rate basis, primarily due to a decrease of $4.0 million caused by the Triennial Implementation, a decrease in software license sales in Greece of $3.4 million, and a decline of $0.5 million due to the rephasing of a Virtual Sports contract for a major customer. Adjusted EBITDA margin decreased to 33.2% from 42.5% in the prior year, primarily as a result of the aforementioned declines.

On a reported basis, net operating result moved to a loss of $4.5 million from an income of $1.6 million in the prior period, mainly due to reduction in revenue and increases in stock-based compensation and acquisition related transaction expenses, partly offset by savings in cost of sales, SG&A expenses and depreciation and amortization. The net impact of the Triennial Implementation for the period was $3.7 million. However, the net impact is anticipated to be reduced in future periods as further cost savings are implemented and we see the benefit of reduced costs and machines available for harvesting and sale from store closures and associated returned machines.

Net cash provided by operating activities increased to $11.4 million from $11.2 million in the prior period driven mainly by working capital inflows. During the quarter, Net Cash Provided by Operating Activities Less Cash from Investing Activities increased to an inflow of $6.8 million from an outflow of $2.9 million in the prior year period due to higher working capital and lower levels of machine spending.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Nil Margin Hardware Sales) is defined as revenue excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP:USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Functional Currency basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 11:00 a.m. ET / 4:00 p.m. UK on Monday, August 12, 2019 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until August 19, 2019 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10134179. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 35,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs 600 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. There can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied, including whether the NTG acquisition will be complete, the debt refinancing will occur, and whether the business of NTG will be successfully integrated with our existing business. Readers should not place undue reliance on forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, on the SEC’s website at www.sec.gov and on our site at www.inseinc.com.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 620-6737

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30, 2019	September 30, 2018
	(Unaudited)
Assets
Current assets
Cash	$33.7	$22.5
Accounts receivable, net	10.7	14.3
Inventory, net	5.6	5.2
Fair value of hedging instrument	0.5	0.8
Prepaid expenses and other current assets	11.8	15.8
Total current assets	62.3	58.6

Property and equipment, net	31.6	45.7
Software development costs, net	38.1	40.0
Other acquired intangible assets subject to amortization, net	3.2	5.7
Goodwill	44.7	45.8
Other assets	7.8	12.1
Total assets	$187.7	$207.9

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$9.5	$14.4
Accrued expenses	14.8	14.3
Earnout liability	-	8.0
Corporate tax and other current taxes payable	1.4	2.0
Deferred revenue, current	10.2	9.2
Other current liabilities	5.6	3.9
Current portion of long-term debt	9.3	-
Current portion of capital lease obligations	0.2	0.5
Total current liabilities	51.0	52.3

Long-term debt	132.4	131.2
Capital lease obligations, net of current portion	-	0.1
Deferred revenue, net of current portion	18.4	23.9
Derivative liability	4.0	7.8
Other long-term liabilities	4.5	5.1
Total liabilities	210.3	220.4

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	-	-
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at June 30, 2019 and September 30, 2018	-	-
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,193,955 shares and 20,860,591 shares issued and outstanding at June 30, 2019 and September 30, 2018, respectively	-	-
Additional paid in capital	343.1	328.5
Accumulated other comprehensive income	54.2	58.5
Accumulated deficit	(419.9)	(399.5)
Total stockholders’ deficit	(22.6)	(12.5)
Total liabilities and stockholders’ deficit	$187.7	$207.9

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Service	$25.6	$34.5	$56.4	$67.8
Hardware	1.1	2.4	4.0	6.6
Total revenue	26.7	36.9	60.4	74.4

Cost of sales, excluding depreciation and amortization:
Cost of service	(5.3)	(5.9)	(10.7)	(11.9)
Cost of hardware	(1.0)	(2.1)	(2.6)	(6.2)
Selling, general and administrative expenses	(12.8)	(15.2)	(27.5)	(30.9)
Stock-based compensation expense	(2.3)	(1.5)	(4.4)	(2.7)
Acquisition related transaction expenses	(0.7)	-	(1.6)	(0.2)
Depreciation and amortization	(9.1)	(10.6)	(18.8)	(21.7)
Net operating loss	(4.5)	1.6	(5.2)	0.8

Other (expense) income
Interest income	0.1	-	0.1	0.1
Interest expense	(4.0)	(5.2)	(8.5)	(10.3)
Change in fair value of earnout liability	-	(0.6)	(2.3)	3.1
Change in fair value of derivative liability	(1.3)	-	(0.1)	1.5
Other finance income (expense)	(0.9)	0.2	0.3	0.4

Total other expense, net	(6.1)	(5.6)	(10.5)	(5.2)

Loss before income taxes	(10.6)	(4.0)	(15.7)	(4.4)
Income tax benefit (expense)	(0.1)	-	-	(0.1)
Net loss	(10.7)	(4.0)	(15.7)	(4.5)

Other comprehensive (loss)/income:
Foreign currency translation (loss)/gain	0.7	(0.2)	0.2	0.1
Change in fair value of hedging instrument	2.4	-	0.3	-
Reclassification of gain on hedging instrument to comprehensive income	(2.6)	-	(1.1)	-
Actuarial (losses) gains on pension plan	(2.0)	3.0	(1.1)	4.3
Other comprehensive (loss)/income	(1.5)	2.8	(1.7)	4.4

Comprehensive loss	$(12.2)	$(1.2)	$(17.4)	$(0.1)

Net loss per common share – basic and diluted	$(0.48)	$(0.19)	$(0.73)	$(0.22)

Weighted average number of shares outstanding during the period – basic and diluted	22,193,955	20,860,591	21,583,648	20,859,711

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in millions, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance at October 1, 2018	20,860,591	$-	$328.5	$58.5	$(399.5)	$(12.5)
Foreign currency translation adjustments	-	-	-	-	-	-
Actuarial losses on pension plan	-	-	-	(2.8)	-	(2.8)
Change in fair value of hedging instrument	-	-	-	2.6	-	2.6
Reclassification of gain on hedging instrument to comprehensive income	-	-	-	(2.4)	-	(2.4)
Shares issued upon net settlement of RSUs	9,806	-	-	-	-	-
Stock-based compensation expense	-	-	1.4	-	-	1.4
Net loss	-	-	-	-	(4.7)	(4.7)
Balance at December 31, 2018	20,870,397	$-	$329.9	$55.9	$(404.2)	$(18.4)
Foreign currency translation adjustments	-	-	-	(0.5)	-	(0.5)
Actuarial gains on pension plan	-	-	-	0.9	-	0.9
Change in fair value of hedging instrument	-	-	-	(2.1)	-	(2.1)
Reclassification of gain on hedging instrument to comprehensive income	-	-	-	1.5	-	1.5
Shares issued on earnout	1,323,558	-	8.6	-	-	8.6
Stock-based compensation expense	-	-	1.7	-	-	1.7
Net loss	-	-	-	-	(5.0)	(5.0)
Balance at March 31, 2019	22,193,955	$-	$340.2	$55.7	$(409.2)	$(13.3)
Foreign currency translation adjustments	-	-	-	0.7	-	0.7
Actuarial losses on pension plan	-	-	-	(2.0)	-	(2.0)
Change in fair value of hedging instrument	-	-	-	2.4	-	2.4
Reclassification of gain on hedging instrument to comprehensive income	-	-	-	(2.6)	-	(2.6)
Conversion of awards previously classified as derivatives	-	-	0.8	-	-	0.8
Stock-based compensation expense	-	-	2.1	-	-	2.1
Net loss	-	-	-	-	(10.7)	(10.7)
Balance at June 30, 2019	22,193,955	$-	$343.1	$54.2	$(419.9)	$(22.6)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(15.7)	$(4.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.8	21.7
Stock-based compensation expense	4.4	2.7
Change in fair value of derivative liability	0.1	(1.5)
Change in fair value of earnout liability	2.3	(3.1)
Foreign currency translation on senior bank debt	0.3	-
Foreign currency translation on cross currency swaps	(0.6)	-
Non-cash interest expense relating to senior debt	0.9	3.9
Changes in assets and liabilities:
Accounts receivable	0.8	(5.5)
Inventory	(0.5)	(2.1)
Prepaid expenses and other assets	4.5	2.8
Corporate tax and other current taxes payable	(0.5)	(0.8)
Accounts payable	4.4	3.8
Other current liabilities	-	-
Deferred revenues and customer prepayment	(2.1)	3.9
Accrued expenses	2.4	(0.7)
Other long-term liabilities	0.2	(2.7)
Net cash provided by operating activities	19.7	17.9

Cash flows from investing activities:
Purchases of property and equipment	(2.0)	(12.0)
Purchases of capital software	(7.8)	(9.3)
Net cash used in investing activities	(9.8)	(21.3)

Cash flows from financing activities:
Repayments of capital leases	(0.3)	(0.3)
Proceeds from issuance of revolver and long-term debt	9.3	3.2
Net cash provided by financing activities	9.0	2.9

Effect of exchange rate changes on cash	(1.2)	(0.3)
Net increase in cash	17.7	(0.8)
Cash, beginning of period	16.0	11.0
Cash, end of period	$33.7	$10.2

Supplemental cash flow disclosures
Cash paid during the period for interest	$8.2	$6.2
Cash paid during the period for income taxes	$-	$-

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital reclassified from derivative liability	$-	$2.8

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in millions) (Unaudited)

	For the Three-Month Period ended
	Unaudited Jun 30,	Unaudited Jun 30,
(In millions)	2019	2018

Net loss	$(10.7)	$(4.0)

Items Relating to Legacy Activities:
Pension charges	0.1	0.1

Items outside the normal course of business:
Costs of group restructure	1.1	1.7
Transaction fees	0.7	-

Stock-based compensation expense	2.3	1.5

Depreciation and amortization	9.1	10.6
Total other expense, net	6.1	5.6
Income tax	0.1	-
Adjusted EBITDA	$8.9	$15.5

Adjusted EBITDA	£6.9	£11.4

Exchange Rate - $ to £	1.29	1.36

	For the Three-Month Period ended
	Unaudited Jun 30,	Unaudited Jun 30,
(In millions)	2019	2018

Net revenues	$26.7	$36.9
Less Nil Margin Sales	-	(0.4)
Adjusted Revenue	$26.7	$36.5

Adjusted Revenue	£20.8	£26.9

Exchange Rate - $ to £	1.29	1.36

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(in thousands)

(Unaudited)

Three Months Ended June 30, 2019

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$16.4	$9.2	$-	$25.6
Hardware	1.1	-	-	1.1
Total revenue	17.5	9.2	-	26.7
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.4)	(0.9)	-	(5.3)
Cost of hardware	(1.0)	-	-	(1.0)
Selling, general and administrative expenses	(6.0)	(2.1)	(4.7)	(12.8)
Stock-based compensation expense	(0.5)	(0.3)	(1.5)	(2.3)
Acquisition related transaction expenses	-	-	(0.7)	(0.7)
Depreciation and amortization	(7.2)	(1.4)	(0.5)	(9.1)
Segment operating income (loss)	(1.6)	4.5	(7.4)	(4.5)

Net operating loss				$(4.5)

Total assets at June 30, 2019	$81.0	$64.9	$41.8	$187.7

Total goodwill at June 30, 2019	$-	$44.7	$-	$44.7
Total capital expenditures for the three months ended June 30, 2019	$2.1	$1.6	$0.5	$4.2

Three Months Ended June 30, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$24.5	$10.0	$-	$34.5
Hardware	2.4	-	-	2.4
Total revenue	26.9	10.0	-	36.9
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.6)	(1.3)	-	(5.9)
Cost of hardware	(2.1)	-	-	(2.1)
Selling, general and administrative expenses	(8.5)	(2.4)	(4.3)	(15.2)
Stock-based compensation expense	(0.3)	(0.2)	(1.0)	(1.5)
Depreciation and amortization	(8.8)	(1.5)	(0.3)	(10.6)
Segment operating income (loss)	2.6	4.6	(5.6)	1.6

Net operating loss				$1.6

Total assets at September 30, 2018	$103.4	$69.5	$35.0	$207.9

Total goodwill at September 30, 2018	$-	$45.8	$-	$45.8
Total capital expenditures for the three months ended June 30, 2018	$11.9	$2.2	$-	$14.1